PRICING SUPPLEMENT NO. 1379AX Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-162195 Dated December 16, 2011 $4,689,750 Deutsche Bank AG Buffered Return Optimization Securities

Linked to the Price of Gold due December 19, 2013

Investment Description

Buffered Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the price of gold as described in “Gold Price” in Final Terms on page 3 (the “Underlying Commodity”). If the Commodity Return is positive, the Issuer will repay the principal amount at maturity and pay a return equal to 1.5 (the “Multiplier”) times the Commodity Return, up to the Maximum Gain of 30.00%. If the Commodity Return is zero or negative, but the percentage decline from the Initial Price to the Final Price is less than or equal to the 10.00% Buffer Amount, the Issuer will repay the principal amount at maturity. However, if the percentage decline from the Initial Price to the Final Price is more than the 10.00% Buffer Amount, the Issuer will repay less than the principal amount, resulting in a loss of principal that is equal to the percentage decline in the Underlying Commodity in excess of the Buffer Amount. Investing in the Securities involves significant risks. You may lose up to 90% of the principal amount. The downside market exposure is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the principal amount provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire initial investment.

Features

❑

Enhanced Growth Potential: At maturity, the Securities enhance any positive Commodity Return, subject to the Maximum Gain. If the Commodity Return is positive, the Issuer will repay the principal amount and pay a return equal to the Multiplier times the Commodity Return, up to the Maximum Gain of 30.00%. If the Final Price is below the Initial Price, investors will be exposed to any decline in the Underlying Commodity in excess of the Buffer Amount at maturity.

❑

Buffered Downside Market Exposure: If you hold the Securities to maturity and the Commodity Return is zero or negative but the percentage decline of the Final Price below the Initial Price is less than the Buffer Amount, the Issuer will repay the principal amount. However, if the Final Price is below the Initial Price and its percentage decline is more than the Buffer Amount, the Issuer will pay you less than the principal amount, resulting in a loss of principal that is equal to the percentage decline in the Underlying Commodity in excess of the Buffer Amount. You may lose up to 90% of the principal amount. The downside market exposure is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the principal amount, is subject to the creditworthiness of the Issuer.

Key Dates1

Trade Date	December 16, 2011

Settlement Date	December 21, 2011

Final Valuation Date[1]	December 16, 2013

Maturity Date[1]	December 19, 2013

[1]	See page 3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR FULL INITIAL INVESTMENT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING COMMODITY, SUBJECT TO THE BUFFER AMOUNT. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT.

Security Offering

We are offering Buffered Return Optimization Securities linked to the price of gold. The return on the Securities is subject to, and limited by, the Maximum Gain. The Securities are our unsubordinated and unsecured debt obligations and are offered for a minimum investment of 100 Securities at the price to public described below.

Underlying Commodity	Multiplier	Maximum Gain	Initial Price	Buffer Amount	CUSIP/ISIN
Gold	1.5	30.00%	$1,594.00	10.00%	25154P 14 7 / US25154P1479

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement AX dated September 30, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009, as modified and supplemented by this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement and product supplement AX. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public (1)	Discounts and Commissions (1)	Proceeds to Us
Per Security	$10.00	$0.20	$9.80
Total	$4,689,750.00	$93,795.00	$4,595,955.00
(1)

With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an issue price of $9.80 per Security and will not receive a sales commission. For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,689,750.00	$537.45

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with the product supplement AX dated September 30, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement AX dated September 30, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509201110/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Buffered Return Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Buffered Return Optimization Securities,” “Initial Price” and “Final Price” in this pricing supplement shall be deemed to refer to “Commodity-Linked Barrier Securities,” “Initial Underlying Level” and “Ending Underlying Level” respectively, as defined in the accompanying product supplement. The Buffered Return Optimization Securities described herein do not contain the barrier feature described in the accompanying product supplement.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 4 of this pricing supplement and “Risk Factors” on page 9 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:

♦

You can tolerate a loss of up to 90% of your principal amount and are willing to make an investment that may have similar downside market risk as the Underlying Commodity, subject to the Buffer Amount.

♦	You believe that the price of the Underlying Commodity will increase over the term of the Securities and are willing to give up any appreciation in excess of the Maximum Gain of 30.00%.

♦	You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain of 30.00%.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Commodity.

♦	You do not seek current income from this investment.

♦	You fully understand the risks associated with commodities generally, and gold specifically.

♦	You are willing to hold the Securities, which have a term of 2 years, to maturity, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you.

The Securities may not be suitable for you if, among other considerations:

♦	You require an investment designed to guarantee a full return of the principal amount at maturity.

♦

You cannot tolerate the loss of any of your investment, and you are not willing to make an investment that may have similar downside market risk as the Underlying Commodity, subject to the Buffer Amount.

♦

You believe that the price of the Underlying Commodity will decline during the term of the Securities and the Final Price is likely to have declined below the Initial Price by a percentage that is more than the Buffer Amount, or you believe the Underlying Commodity will appreciate over the term of the Securities by more than the Maximum Gain.

♦

You seek an investment that participates in the full appreciation in the price of the Underlying Commodity or that has unlimited return potential, or you are unwilling to invest in the Securities based on the Maximum Gain of 30.00%.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Commodity.

♦	You seek current income from this investment.

♦	You do not fully understand the risks associated with commodities generally, and gold specifically.

♦	You are unable or unwilling to hold the Securities, which have a term of 2 years, to maturity, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the principal amount.

Final Terms

Issue Price	$10.00 per Security for brokerage account investors; $9.80 per Security for certain advisory account investors (both subject to a minimum purchase of 100 Securities)

Principal Amount	$10.00 per Security. The payment at maturity will be based on the principal amount.

Term	2 years

Trade Date	December 16, 2011

Settlement Date	December 21, 2011

Final Valuation Date[1]	December 16, 2013

Maturity Date[1]	December 19, 2013

Underlying Commodity	Gold

Multiplier	1.5

Maximum Gain	30.00%

Buffer Amount	10.00%

Payment at Maturity (per $10.00 Security)

If the Commodity Return is positive, Deutsche Bank AG will pay you a cash payment per Security that provides you with the principal amount plus a return equal to the Commodity Return multiplied by 1.5, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i)

Commodity Return x Multiplier and (ii)

Maximum Gain)

If the Commodity Return is zero or negative and the percentage decline from the Initial Price to the Final Price is equal to or less than the Buffer Amount, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Security.

If the Commodity Return is negative and the percentage decline from the Initial Price to the Final Price is greater than the Buffer Amount, Deutsche Bank AG will pay you a cash payment that is less than the principal amount of $10.00 per Security, resulting in a loss of principal that is equal to the percentage decline in the Underlying Commodity in excess of the Buffer Amount, calculated as follows:

$10.00 + [$10.00 x (Commodity

Return + Buffer Amount)]

In this scenario, you will lose 1.00% of the principal amount for every 1.00% the Final Price has declined below the Initial Price in excess of the Buffer Amount and you will lose up to 90% of the principal amount.

Commodity Return	Final Price – Initial Price Initial Price

Initial Price	$1,594.00, the Gold Price on the Trade Date

Final Price[2]	The Gold Price on the Final Valuation Date

Gold Price

On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date quoted on Bloomberg page “GOLDLNPM<Comdty>,” or any successor page.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

[1]	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
[2]	Subject to adjustment for non-trading days and certain market disruption events.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement AX. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦

Your Investment in the Securities May Result in a Loss of Up to 90% of the Principal Amount — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily repay the full principal amount at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Commodity and will depend on whether, and to the extent which, the Commodity Return is positive or negative and if the Commodity Return is negative, whether the Final Price has declined below the Initial Price by a percentage greater than the Buffer Amount. If the Final Price has declined below the Initial Price by a percentage greater than the Buffer Amount, Deutsche Bank AG will pay you less than the full principal amount at maturity, resulting in a loss of principal that is equal to the percentage decline in the Underlying Commodity in excess of the Buffer Amount. Accordingly, you may lose up to 90% of the principal amount if the Final Price has declined from the Initial Price by a percentage greater than the Buffer Amount.

♦

Risks Related to the Credit of the Issuer — The Securities are unsubordinated and unsecured debt obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of the principal amount, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦

Downside Market Exposure is Buffered Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the percentage decline in the price of the Underlying Commodity at such time is not more than the Buffer Amount.

♦

The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic effect of the Multiplier or the Securities themselves and may be less than the Underlying Commodity’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and receive the Maximum Gain on the Securities from the Issuer only if you hold the Securities to maturity.

♦

Capped Appreciation Potential — If the Commodity Return is positive, you will be entitled to receive at maturity only the principal amount plus an amount equal to the lesser of (i) the Commodity Return times the Multiplier and (ii) the Maximum Gain of 30.00%. Your return on the Securities is subject to, and limited by, the Maximum Gain, regardless of any further increase in the price of the Underlying Commodity, which may be significant. Accordingly, the maximum Payment at Maturity will be $13.00 per $10.00 Security. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Underlying Commodity.

♦	No Coupon Payments — Deutsche Bank AG will not pay you coupon payments on the Securities.

♦

Trading and Other Transactions By Us or Our Affiliates, or UBS AG or Its Affiliates, in the Commodities and Commodity Derivative Markets May Impair the Value of the Securities — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the Securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Such trading and hedging activities may have a material adverse effect on the Underlying Commodity and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying Commodity on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the Securities.

♦

Investing in the Securities Is Not the Same as Investing in the Underlying Commodity — The return on your Securities may not reflect the return you would realize if you directly invested in the Underlying Commodity. You will not have any rights that holders of such commodity have.

♦

If the Price of the Underlying Commodity Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may fluctuate in value quite differently from the Underlying Commodity. Changes in the market price of the Underlying Commodity may not result in a comparable change in the value of your Securities.

♦

There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

♦

Price Prior to Maturity Is Affected by Many Factors — The market price for the Securities will be affected by many unpredictable and interrelated factors, including the expected volatility of the price of gold; global supply and demand for gold; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Deutsche Bank AG.

♦

The Securities Have Certain Built-In Costs — While the Payment at Maturity described in this pricing supplement is based on the entire principal amount, the original Issue Price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and the agents’ commission applicable to brokerage account investors. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦

Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying Commodity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Commodity, may adversely affect the market value of the Underlying Commodity and therefore, the value of the Securities.

♦

Potential Conflict of Interest — Deutsche Bank AG and its affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging its obligations under the Securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Final Price of the Underlying Commodity and Payment at Maturity based on the price of the Underlying Commodity in the market. The calculation agent will determine whether there has been a market disruption event and can postpone the determination of the price of the Underlying Commodity if a market disruption event occurs on the Final Valuation Date.

♦

We and Our Affiliates or UBS AG and Its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding The Securities. Any Such Research, Opinions or Recommendations Could Affect the Underlying Commodity to Which the Securities Are Linked and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Commodity to which the Securities are linked.

♦

Single Commodity Prices Tend to Be More Volatile and May Not Correlate with the Prices of Commodities Generally — The payment on the Securities is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a Security linked to the prices of multiple commodities or a broad-based commodity index.

♦

Return Linked to the Performance of a Single Commodity, and the Price of Gold May Be Subject to High and Unpredictable Volatility — Investments linked to the prices of commodities tend to be highly volatile and are subject to certain variables that may be less significant to the value of traditional securities, such as stocks and bonds. These commodity based investments, such as those linked to gold, are considered speculative and the prices for commodities such as gold may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships; wars; political and civil upheavals; acts of terrorism; agriculture, trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest and exchange rates; trading activities in gold and substitute commodities and related contracts; weather; climatic events; and the occurrence of natural disasters. These factors may affect the price of gold and the value of the Securities in varying and potentially inconsistent ways. Specific factors affecting the price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors, but these factors may create additional investment risks that cause the value of the Securities to be more volatile than the values of traditional securities, such as stocks and bonds.

♦

Risks Related to the Trading of Commodities — The Gold Price is determined by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices at which commodities trade on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

♦

Past Performance of the Underlying Commodity Is No Guide to Future Performance — The actual performance of the Underlying Commodity may bear little relation to the historical prices of the Underlying Commodity and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying Commodity.

♦

The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Unclear — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal

Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Security for a hypothetical range of performance for the Underlying Commodity from -100.00% to +100.00%, and reflect the Multiplier of 1.5, the Buffer Amount of 10.00%, the Maximum Gain of 30.00% and the Initial Price of $1,594.00. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Price	Commodity Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%) (1)	Return at Maturity per $9.80 issue price (%) (2)
$3,188.00	100.00%	$13.00	30.00%	32.65%
$3,028.60	90.00%	$13.00	30.00%	32.65%
$2,869.20	80.00%	$13.00	30.00%	32.65%
$2,709.80	70.00%	$13.00	30.00%	32.65%
$2,550.40	60.00%	$13.00	30.00%	32.65%
$2,391.00	50.00%	$13.00	30.00%	32.65%
$2,231.60	40.00%	$13.00	30.00%	32.65%
$2,072.20	30.00%	$13.00	30.00%	32.65%
$1,912.80	20.00%	$13.00	30.00%	32.65%
$1,753.40	10.00%	$11.50	15.00%	17.35%
$1,673.70	5.00%	$10.75	7.50%	9.69%
$1,594.00	0.00%	$10.00	0.00%	2.04%
$1,514.30	-5.00%	$10.00	0.00%	2.04%
$1,434.60	-10.00%	$10.00	0.00%	2.04%
$1,275.20	-20.00%	$9.00	-10.00%	-8.16%
$1,115.80	-30.00%	$8.00	-20.00%	-18.37%
$956.40	-40.00%	$7.00	-30.00%	-28.57%
$797.00	-50.00%	$6.00	-40.00%	-38.78%
$637.60	-60.00%	$5.00	-50.00%	-48.98%
$478.20	-70.00%	$4.00	-60.00%	-59.18%
$318.80	-80.00%	$3.00	-70.00%	-69.39%
$159.40	-90.00%	$2.00	-80.00%	-79.59%
$0.00	-100.00%	$1.00	-90.00%	-89.80%

(1)

The “Return at Maturity” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 principal amount to the issue price of $10 per Security for all brokerage account investors.

(2)

The “Return at Maturity” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 principal amount to the issue price of $9.80 per Security, which is the issue price for investors in advisory accounts. See “Supplemental Plan of Distribution” on the last page of this pricing supplement.

Example 1 — The price of the Underlying Commodity increases by 40.00% from the Initial Price of $1,594.00 to the Final Price of $2,231.60. Because 1.5 times the Commodity Return of 40.00% is greater than the Maximum Gain of 30.00%, Deutsche Bank AG will pay you the principal amount plus a return equal to the Maximum Gain of 30.00%, resulting in a Payment at Maturity of $13.00 per $10.00 Security (a return of 30.00% for brokerage account investors and 32.65% for advisory account investors), calculated as follows:

$10.00 + ($10.00 × Maximum Gain)

$10.00 + ($10.00 × 30.00%) = $13.00

Example 2 — The price of the Underlying Commodity increases by 10.00% from the Initial Price of $1,594.00 to the Final Price of $1,753.40. Because 1.5 times the Commodity Return of 10.00% is less than the Maximum Gain of 30.00%, Deutsche Bank AG will pay you the principal amount plus a return equal to 15.00%, resulting in a Payment at Maturity of $11.50 per $10.00 Security (a return of 15.00% for brokerage account investors and 17.35% for advisory account investors), calculated as follows:

$10.00 + ($10.00 × Commodity Return x Multiplier)

$10.00 + ($10.00 × 10.00% x 1.5) = $11.50

Example 3 — The price of the Underlying Commodity decreases by 10.00% from the Initial Price of $1,594.00 to the Final Price of $1,434.60. Because the Commodity Return of -10.00% is negative, and the Underlying Commodity’s percentage decline is not more than the Buffer Amount, Deutsche Bank AG will pay you a Payment at Maturity of $10.00 per $10.00 Security (a return of 0.00% for brokerage account investors and 2.04% for advisory account investors).

Example 4 — The price of the Underlying Commodity decreases by 40.00% from the Initial Price of $1,594.00 to the Final Price of $956.40. Because the Commodity Return of -40.00% is negative and the Underlying Commodity’s percentage decline is more than the Buffer Amount, Deutsche Bank AG will pay you less than the full principal amount, resulting in a loss of 1.00% of the principal amount for every 1.00% the Final Price has declined below the Initial Price in excess of the Buffer Amount, and the Payment at Maturity of $7.00 per $10.00 Security (a return of -30.00% for brokerage account investors and -28.57% for advisory account investors) will be calculated as follows:

$10.00 + [$10.00 × (Commodity Return + Buffer Amount)]

$10.00 + [$10.00 × (-40.00% + 10.00%)] = $7.00

If the Final Price has declined below the Initial Price by a percentage that is more than the Buffer Amount, you will be exposed to the negative Commodity Return, resulting in a loss of principal that is equal to the percentage decline in the Underlying Commodity in excess of the Buffer Amount, and you will lose up to 90% of the principal amount.

Historical Information

The graph below illustrates the performance of the Gold Price from January 1, 2001 to December 16, 2011. The Gold Price will be determined as described in Final Terms on page 3. You can obtain the Gold Price from the Bloomberg page “GOLDLNPM <Comdty>“. The Gold Price on December 16, 2011 was $1,594.00. We obtained the information below regarding the Gold Price from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical performance of the Gold Price should not be taken as an indication of future performance and no assurance can be given as to the Final Price or any future price of the Underlying Commodity. We cannot give you assurance that the performance of the Underlying Commodity will result in the return of any of your principal amount beyond the Buffer Amount.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. If, however, the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any foreign financial institution such as us that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc. (“DBSI”), acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover for distribution of the Securities to brokerage accounts. The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an issue price of $9.80 per Security and will not receive a sales commission. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.